UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2020
TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (312) 630-1900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $.01 par value	TDS	New York Stock Exchange
6.625% Senior Notes due 2045	TDI	New York Stock Exchange
6.875% Senior Notes due 2059	TDE	New York Stock Exchange
7.000% Senior Notes due 2060	TDJ	New York Stock Exchange
5.875% Senior Notes due 2061	TDA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.  Entry into a Material Definitive Agreement.
On January 6, 2020, Telephone and Data Systems, Inc. (TDS) entered into a $200 million Credit Agreement by and among TDS as Borrower, CoBank, ACB as Administrative Agent, and the lenders party thereto and identified therein (Term Loan Credit Agreement).
The Term Loan Credit Agreement provides TDS with a $200 million senior term loan credit facility for general corporate purposes, including working capital and capital expenditures.
Borrowings under the Term Loan Credit Agreement bear interest, at TDS’ option, either at a LIBOR rate or at an alternative base rate, plus, in each case, an applicable margin.
The two financial covenants described below are included in the Term Loan Credit Agreement:

1.	Consolidated Interest Coverage Ratio (the ratio of Consolidated EBITDA to Consolidated Interest Charges) may not be less than 3.00 to 1.00 as of the end of any fiscal quarter.

2.	Consolidated Leverage Ratio (the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA) may not be greater than 3.00 to 1.00 as of the end of any fiscal quarter.

The term loan under the Term Loan Credit Agreement will be unsecured, subject to certain limitations. Additionally, certain wholly-owned subsidiaries are guarantors under the Term Loan Credit Agreement.

The Term Loan Credit Agreement includes representations and warranties, covenants, events of default and other terms and conditions that are substantially similar to TDS’ existing revolving credit agreement.

A Change in Control, as such term is defined in the Term Loan Credit Agreement, of TDS would constitute a default and would enable the required lenders and the Administrative Agent to require all borrowings outstanding under the Term Loan Credit Agreement to be repaid.

The continued availability of the Term Loan Credit Agreement requires TDS to comply with certain negative and affirmative covenants, maintain the above financial ratios and provide representations on certain matters at the time of each borrowing.

The Term Loan Credit Agreement permits TDS to make one or more borrowings aggregating up to $200 million from the agreement date through the one-year anniversary of the agreement date, or January 6, 2021.  Currently, no borrowings have been made under the Term Loan Credit Agreement.

Amounts borrowed under the Term Loan Credit Agreement will be due and payable in quarterly installments of $500,000 beginning on June 30, 2021 through December 31, 2026, and the remaining unpaid balance will be due and payable in full on the seventh anniversary of the agreement date, or January 6, 2027.

The foregoing brief description is qualified by reference to the copy of the Term Loan Credit Agreement attached hereto as Exhibit 4.1, which is incorporated herein by reference, and which identifies all the lenders thereto.

Some of the lenders and/or agent under the Term Loan Credit Agreement and/or their affiliates may have various relationships with TDS and its subsidiaries involving banking or other financial services, including checking, cash management, brokerage, lending, investment banking, depository, indenture trustee and/or other services, including serving as a lender under the TDS revolving credit agreements.
In reviewing the Term Loan Credit Agreement included as an exhibit to this report, please note that it is included to provide you with information regarding its terms and is not intended to provide any other factual or disclosure information about TDS or the other parties to the Term Loan Credit Agreement. The Term Loan Credit Agreement contains representations and warranties by one or more of the parties to the agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in any instance be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•
may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about TDS may be found elsewhere in TDS’ other public filings, which are available without charge through the SEC’s website at www.sec.gov.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03

Item 9.01. Financial Statements and Exhibits
(d)   The following exhibits are being filed herewith:

Exhibit Number	Description of Exhibits
4.1	Term Loan Credit Agreement, among TDS, CoBank, ACB as administrative agent, and the lenders thereto, dated as of January 6, 2020.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEPHONE AND DATA SYSTEMS, INC.
(Registrant)

Date:	January 9, 2020	By:	/s/ Peter L. Sereda
Peter L. Sereda
Executive Vice President and Chief Financial Officer
(principal financial officer)